Exhibit 99.1

NEWS RELEASE
17

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2014 Results

•	Achieves comparable basis diluted EPS of $0.38 and reported basis diluted EPS of $0.27
•	Updates fiscal 2014 outlook to reflect reduced interest expense estimate; expects comparable basis diluted EPS of $2.60 - $2.90 and reported basis diluted EPS of $2.32 - $2.62
•	Gains market share in IRI channels across beer, wine and spirits businesses
•	Reaffirms free cash flow projection of $475 - $575 million for fiscal 2014
•	Completes acquisition of Grupo Modelo’s U.S. beer business on June 7, 2013

First Quarter 2014 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Net sales	$673	6%	$673	6%

Operating income	$104	-5%	$71	-34%

Operating margin	15.4%	-190 bps	10.5%	-620 bps

Equity in earnings of equity method investees**	$67	10%	$67	10%

Earnings before interest and taxes (EBIT)	$170	--%	NA	NA

Net income	$74	-3%	$53	-27%

Diluted earnings per share	$0.38	-5%	$0.27	-29%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter referred to as “equity earnings.”
NA=Not applicable

VICTOR, N.Y., July 2, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its first quarter 2014 results.

“The recent closing of our transformational beer acquisition has been a rewarding way to kick off fiscal 2014. This deal positions Constellation within the top ranks of the U.S. beer industry and significantly increases the size and scope of our company,” said Rob Sands, president and chief executive officer, Constellation Brands. “From an operational perspective, we are off to a positive start for the year, as we achieved our first quarter goals and objectives.  I am particularly pleased with our commercial results as we continued to gain market share in IRI channels across our beer, wine and spirits businesses during the quarter.”

 Net Sales Commentary

Wine and spirits net sales on an organic constant currency basis increased four percent primarily due to an increase in volume. The acquisition of Mark West complemented the organic growth as total net sales increased six percent.

“We experienced positive top line results for our U.S. wine and spirits business in the first quarter driven primarily by our Focus Brands including double-digit depletion trends for Rex Goliath, Kim Crawford, Nobilo, SIMI and Black Box,” said Sands. “In addition, we continue to gain traction with our award winning portfolio of new products including Simply Naked, Thorny Rose and The Dreaming Tree.”

 Operating Income and Net Income Commentary

The decrease in consolidated comparable basis operating income reflects the impact of higher grape and SG&A costs, partially offset by net sales growth.

The company’s comparable basis equity earnings from its 50 percent interest in the Crown joint venture totaled $66 million compared to $61 million for the prior year first quarter. For first quarter 2014, Crown generated net sales of $762 million, an increase of five percent, and operating income of $134 million, an increase of nine percent. The increase in net sales and operating income for Crown was driven primarily by volume growth and the benefit of increased product pricing taken in select U.S. markets last fall.

“Crown continues to outperform the U.S. beer market and experienced robust first quarter sales performance driven by Modelo Especial, Corona Light and Pacifico. Strong retail execution by the Crown team and its distributor network drove excellent marketplace execution during the first quarter,” said Sands. “In addition, Crown’s creative lineup of product advertising and promotions is well positioned for the key summer selling season.”

Interest expense totaled $55 million, an increase of eight percent. The increase was primarily due to higher average borrowings.

The comparable basis effective tax rate for first quarter 2014 was 36.2 percent, compared to a 36.4 percent rate for the prior year first quarter.

Free Cash Flow Commentary

The company used $19 million of free cash flow for the quarter as compared to the generation of $77 million of free cash flow for first quarter 2013. The decrease was primarily due to funding of transaction-related costs for the beer business acquisition, higher interest expense payments and GAAP requirement to present excess tax benefits from stock-based compensation in cash from financing activities.

 “As a result of our improved credit profile and the attractive interest rate environment, we were able to obtain an attractive financing package for the beer transaction and lower our expected interest expense projection for the year,” said Bob Ryder, chief financial officer, Constellation Brands.

Beer Business Acquisition

The company completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev for approximately $4.75 billion on June 7, 2013. The transaction includes full ownership of Crown Imports LLC which provides Constellation with complete, independent control of the U.S. commercial business; a state-of-the-art brewery in Nava (Piedras Negras), Mexico; an exclusive perpetual brand license in the U.S. to import, market and sell Corona and the other Modelo brands Crown currently sells in the U.S. market with the freedom to develop brand extensions and innovations.

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2014 compared to fiscal 2013 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY14 Estimate	FY13 Actual	FY14 Estimate	FY13 Actual
Fiscal Year Ending Feb. 28	$2.32 - $2.62	$2.04	$2.60 - $2.90	$2.19

The diluted EPS and free cash flow projections exclude acquisition accounting impacts.

Full-year fiscal 2014 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 - $335 million
•	Tax rate: approximately 37 percent
•	Weighted average diluted shares outstanding: approximately 199 million
•	Free cash flow: approximately $475 - $575 million
•	Capital expenditures: approximately $200 - $230 million

The capital expenditures projection includes approximately $120 - $140 million for expansion activities related to the Piedras Negras brewery. One-time costs associated with the beer business acquisition and tax rate projections factored in the guidance outlined above are based on preliminary estimates.

Conference Call

A conference call to discuss first quarter 2014 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Tues., July 2, 2013 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands (NYSE: STZ and STZ.B) is an S&P 500 Index and Fortune 1000® wine, beer and spirits company with more than 100 brands in its portfolio, sales in approximately 100 countries,  operations in about 40 facilities and 5,500 talented employees. Founded in 1945, Constellation has grown to become the world’s leader in premium wine, the number one beer importer, and the number three beer company in the U.S. with brands that people love, including: Arbor Mist, Black Box, Blackstone, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, SIMI, Toasted Head, Wild Horse, Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, Tsingtao, Victoria, Black Velvet Canadian Whisky and SVEDKA Vodka.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to its brands, to the trade, to the land, to investors and to people around the world who turn to our products when celebrating big moments or enjoying quiet ones.  This commitment is echoed through the company’s vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation Brands may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on  Aug. 30, 2013, the public can continue to rely on the Projections as still being Constellation Brands' current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities take place on expected terms and timetable and receipt of any necessary regulatory approvals;
•	accuracy of supply projections, including those relating to brewery expansion;
•	timeframe and actual costs associated with the brewery expansion may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;
•	final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the beer business acquisition;
•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;
•	restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;
•	raw material and water supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•	increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;
•	general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•	other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2013, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2013	February 28, 2013
Assets

Current Assets:
Cash and cash investments	$609.3	$331.5
Accounts receivable, net	453.8	471.9
Inventories	1,443.8	1,480.9
Prepaid expenses and other	216.4	186.9

Total current assets	2,723.3	2,471.2

Property, plant and equipment, net	1,207.6	1,229.0
Goodwill	2,714.5	2,722.3
Intangible assets, net	866.2	871.4
Restricted cash	1,550.0	-
Other assets, net	390.8	344.2

Total assets	$9,452.4	$7,638.1

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$221.0	$-
Current maturities of long-term debt	33.3	27.6
Accounts payable	150.0	209.0
Accrued excise taxes	17.5	18.9
Other accrued expenses and liabilities	375.4	422.4

Total current liabilities	797.2	677.9

Long-term debt, less current maturities	4,817.7	3,277.8
Deferred income taxes	631.1	599.6
Other liabilities	209.0	222.5

Total liabilities	6,455.0	4,777.8

Total stockholders' equity	2,997.4	2,860.3

Total liabilities and stockholders' equity	$9,452.4	$7,638.1

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2013	May 31, 2012
Sales	$766.2	$725.3
Excise taxes	(92.8)	(90.5)
Net sales	673.4	634.8

Cost of product sold	(417.3)	(384.2)
Gross profit	256.1	250.6

Selling, general and administrative expenses	(186.5)	(144.0)
Restructuring charges	0.9	(0.5)
Operating income	70.5	106.1

Equity in earnings of equity method investees	66.6	60.6
Interest expense, net	(54.8)	(50.7)
Loss on write-off of financing costs	-	(2.8)
Income before income taxes	82.3	113.2

Provision for income taxes	(29.4)	(41.2)
Net income	$52.9	$72.0

Earnings Per Common Share:
Basic - Class A Common Stock	$0.29	$0.39
Basic - Class B Convertible Common Stock	$0.26	$0.36

Diluted - Class A Common Stock	$0.27	$0.38
Diluted - Class B Convertible Common Stock	$0.25	$0.35

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	161.729	162.259
Basic - Class B Convertible Common Stock	23.499	23.554

Diluted - Class A Common Stock	194.884	190.261
Diluted - Class B Convertible Common Stock	23.499	23.554

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2013	May 31, 2012
Cash Flows From Operating Activities
Net income	$52.9	$72.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	27.5	26.3
Deferred tax provision	21.0	12.3
Stock-based compensation expense	12.8	11.6
Amortization of deferred financing costs	1.7	1.4
Amortization of intangible assets	1.5	1.8
Equity in earnings of equity method investees, net of distributed earnings	(35.7)	(28.0)
Gain on disposal of long-lived assets, net	(0.3)	(0.9)
Loss on write-off of financing costs	-	2.8
Change in operating assets and liabilities:
Accounts receivable, net	18.2	(27.5)
Inventories	30.7	31.2
Prepaid expenses and other current assets	(6.2)	(0.8)
Accounts payable	(55.1)	(11.8)
Accrued excise taxes	(1.3)	(1.2)
Other accrued expenses and liabilities	(78.7)	(19.9)
Other, net	14.3	27.1
Total adjustments	(49.6)	24.4
Net cash provided by operating activities	3.3	96.4

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(22.0)	(19.6)
Proceeds from sales of assets	1.2	7.7
Proceeds from notes receivable	-	1.7
Other investing activities	0.8	(0.9)
Net cash used in investing activities	(20.0)	(11.1)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	1,550.0	1,400.0
Net proceeds from (repayment of) notes payable	221.1	(274.4)
Proceeds from exercises of employee stock options	62.4	12.4
Excess tax benefits from stock-based payment awards	47.3	2.6
Payment of restricted cash upon issuance of long-term debt	(1,550.0)	-
Payment of minimum tax withholdings on stock-based payment awards	(17.2)	(0.5)
Payment of financing costs of long-term debt	(13.2)	(22.8)
Principal payments of long-term debt	(4.9)	(832.2)
Purchases of treasury stock	-	(383.0)
Net cash provided by (used in) financing activities	295.5	(97.9)

Effect of exchange rate changes on cash and cash investments	(1.0)	(4.1)

Net increase (decrease) in cash and cash investments	277.8	(16.7)
Cash and cash investments, beginning of period	331.5	85.8
Cash and cash investments, end of period	$609.3	$69.1

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company acquired the Mark West wine brand and certain related assets ("Mark West") on July 16, 2012, organic net sales for the three months ended May 31, 2013, are defined by the company as reported net sales less net sales of Mark West products.  Organic net sales and percentage increase in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

					Constant
	Three Months Ended				Currency
	May 31,	May 31,	Percent	Currency	Percent
	2013	2012	Change	Impact	Change (1)
Constellation Wine and Spirits	$673.4	$634.8	6%	-	6%
Less: Mark West (2)	(14.3)	-
Constellation Wine and Spirits Organic Net Sales	$659.1	$634.8	4%	-	4%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2013, through May 31, 2013, included in the three months ended May 31, 2013.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended
	May 31, 2013	May 31, 2012	Percent Change
Consolidated Shipment Volume	15.7	14.8	6.1%
Consolidated Organic Shipment Volume (3)	15.5	14.8	4.7%
U.S. Domestic Shipment Volume	11.9	11.2	6.3%
U.S. Domestic Organic Shipment Volume (3)	11.7	11.2	4.5%
U.S. Domestic Focus Brands Shipment Volume (4)	8.2	7.6	7.9%
U.S. Domestic Organic Focus Brands Shipment Volume (3)(4)	8.0	7.6	5.3%

U.S. Domestic Depletion Volume Growth (5)			2.2%
U.S. Domestic Focus Brands Depletion Volume Growth (5)(6)			5.0%

(3)	Includes an adjustment for Mark West shipment volumes for the period March 1, 2013, through May 31, 2013, included in the three months ended May 31, 2013.

(4)	U.S. Focus Brands include the following brands: Robert Mondavi, SVEDKA Vodka, Clos du Bois, Estancia, Black Box, Arbor Mist, Blackstone, Rex Goliath, Simi, Black Velvet Canadian Whisky, Toasted Head, Mark West, Ravenswood, Franciscan Estate, Ruffino, Wild Horse, Kim Crawford, Mount Veeder, Nobilo and Inniskillin.

(5)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(6)	Includes depletion of Mark West products for the period March 1, 2012, through May 31, 2012, included in the three months ended May 31, 2012.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended
	May 31, 2013	May 31, 2012	Percent Change
Constellation Wine and Spirits
Wine net sales	$597.3	$561.3	6%
Spirits net sales	76.1	73.5	4%
Segment net sales	$673.4	$634.8	6%
Segment operating income	$127.6	$133.0	(4%)
% Net sales	18.9%	21.0%
Equity in earnings (losses) of equity method investees	$0.7	$(0.3)	NM

Corporate Operations and Other Segment Operating Loss	$(24.0)	$(23.4)	3%

Equity in Earnings of Crown Imports (1)	$66.0	$60.9	8%

Reportable Segment Operating Income (A)	$103.6	$109.6
Restructuring Charges and Unusual Items	(33.1)	(3.5)
Consolidated Operating Income (GAAP)	$70.5	$106.1

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$66.7	$60.6
Restructuring Charges and Unusual Items	(0.1)	-
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$66.6	$60.6

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$170.3	$170.2

(1)	Crown Imports Joint Venture Summarized Financial Information

	Three Months Ended
	May 31, 2013	May 31, 2012	Percent Change
Net sales	$761.6	$724.1	5%
Operating income	$134.0	$123.0	9%
% Net sales	17.6%	17.0%

NM = Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2013, and May 31, 2012.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2013			Three Months Ended May 31, 2012
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$673.4		$673.4	$634.8		$634.8	6%	6%
Cost of product sold	(417.3)	$1.5		(384.2)	$0.8
Gross Profit	256.1	1.5	$257.6	250.6	0.8	$251.4	2%	2%
Selling, general and administrative expenses	(186.5)	32.5		(144.0)	2.2
Restructuring charges	0.9	(0.9)		(0.5)	0.5
Operating Income	70.5	33.1	$103.6	106.1	3.5	$109.6	(34%)	(5%)
Equity in earnings of equity method investees	66.6	0.1		60.6
EBIT			$170.3			$170.2	NA	-
Interest expense, net	(54.8)			(50.7)
Loss on write-off of financing costs	-			(2.8)	2.8
Income Before Income Taxes	82.3	33.2	$115.5	113.2	6.3	$119.5	(27%)	(3%)
Provision for income taxes	(29.4)	(12.4)		(41.2)	(2.3)
Net Income	$52.9	$20.8	$73.7	$72.0	$4.0	$76.0	(27%)	(3%)
Diluted Earnings Per Common Share (1)	$0.27	$0.11	$0.38	$0.38	$0.02	$0.40	(29%)	(5%)
Weighted Average Common Shares Outstanding - Diluted	194.884		194.884	190.261		190.261

Gross Margin	38.0%		38.3%	39.5%		39.6%
Operating Margin	10.5%		15.4%	16.7%		17.3%
Effective Tax Rate	35.7%		36.2%	36.4%		36.4%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Restructuring Charges	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Three Months Ended May 31, 2013
Restructuring and related charges (2)	$-	$(2.0)	$(0.9)	$(2.9)	$-	$-	$1.1	$(1.8)	$(0.01)
Acquisitions, divestitures and related costs (3)	1.5	27.5	-	29.0	0.1	-	(10.9)	18.2	0.09
Other (4)	-	7.0	-	7.0	-	-	(2.6)	4.4	0.02
Total	$1.5	$32.5	$(0.9)	$33.1	$0.1	$-	$(12.4)	$20.8	$0.11

Three Months Ended May 31, 2012
Restructuring and related charges (2)	$-	$2.7	$0.5	$3.2	$-	$-	$(1.1)	$2.1	$0.01
Acquisitions, divestitures and related costs (3)	0.8	(0.5)	-	0.3	-	-	(0.1)	0.2	-
Other (4)	-	-	-	-	-	2.8	(1.1)	1.7	0.01
Total	$0.8	$2.2	$0.5	$3.5	$-	$2.8	$(2.3)	$4.0	$0.02

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the three months ended May 31, 2013, restructuring and related charges consist primarily of the reversal of costs recognized in connection with a prior restructuring plan as a result of the June 2013 beer business acquisition . For the three months ended May 31, 2012, restructuring and related charges consist primarily of costs recognized in connection with the company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the sale of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).

(3)	For the three months ended May 31, 2013, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the June 2013 beer business acquisition.

(4)	For the three months ended May 31, 2013, other consists of a prior period adjustment for deferred compensation related to certain employment agreements. For the three months ended May 31, 2012, other consists of a loss on the write-off of financing costs.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2014
Forecasted diluted earnings per share - reported basis (GAAP)	$2.32	$2.62
Restructuring and related charges (1)	(0.01)	(0.01)
Acquisitions, divestitures and related costs (2)	0.26	0.26
Other (3)	0.03	0.03
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (4)	$2.60	$2.90

Actual for the Year Ended February 28, 2013
Diluted earnings per share - reported basis (GAAP)	$2.04
Restructuring and related charges (1)	0.03
Acquisitions, divestitures and related costs (2)	0.08
Other (3)	0.04
Diluted earnings per share - comparable basis (Non-GAAP) (4)	$2.19

(1)	Includes ($0.01) diluted earnings per share for the year ending February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the June 2013 beer business acquisition. Includes $0.03 diluted earnings per share for the year ended February 28, 2013, associated primarily with the Fiscal 2012 Initiative.

(2)	Includes an estimated $0.26 diluted earnings per share for the year ending February 28, 2014, associated with transaction and related costs recognized in connection with pending and completed acquisitions, as applicable. Includes $0.12, ($0.04) and ($0.01) diluted earnings per share for the year ended February 28, 2013, associated with transaction and related costs recognized in connection with pending and completed acquisitions, as applicable, a gain from an adjustment to a certain guarantee originally recorded in connection with the January 2011 divestiture of 80.1% of the company's Australian and U.K. business, and a gain on the settlement of a receivable associated with a prior divestiture, respectively.(4)

(3)	Includes an estimated $0.03 diluted earnings per share for the year ending February 28, 2014, associated primarily with a prior period adjustment for deferred compensation related to certain employment agreements. Includes $0.04 diluted earnings per share for the year ended February 28, 2013, associated with a loss on the write-off of financing costs.

(4)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2014
Net cash provided by operating activities (GAAP)	$675.0	$805.0
Purchases of property, plant and equipment	(200.0)	(230.0)
Free cash flow (Non-GAAP)	$475.0	$575.0

	Actual for the Three Months Ended May 31, 2013	Actual for the Three Months Ended May 31, 2012
Net cash provided by operating activities (GAAP)	$3.3	$96.4
Purchases of property, plant and equipment	(22.0)	(19.6)
Free cash flow (Non-GAAP)	$(18.7)	$76.8